EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Accelerize New Media, Inc. and the related prospectuses of our audit report dated March 30, 2011 with respect to the balance sheets at December 31, 2010 and 2009 and the statements of operations, changes in stockholders' deficit and cash flows of Accelerize New Media, Inc. for the years ended December 31, 2010 and 2009 appearing in the Form 10-K for the year ended December 31, 2010.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
March 30, 2011